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                                                                    EXHIBIT (11)

          COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (UNAUDITED)

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
                                                              QUARTER ENDED              YEAR ENDED
                                                              DECEMBER 31,              DECEMBER 31,
                                                           -------------------       -------------------
                                                            1996         1995         1996         1995
                                                           ------       ------       ------       ------
                                                            (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)
EARNINGS
  Net earnings...........................................   $  20        $  36        $ 114        $  79
                                                            =====        =====        =====        =====
SHARES
  Weighted-average number of common shares outstanding...    61.0         62.7         61.0         62.7
  Additional shares assuming conversion of stock
     options.............................................      .6           .5           .6           .5
                                                            -----        -----        -----        -----
  Fully diluted shares...................................    61.6         63.2         61.6         63.2
                                                            =====        =====        =====        =====
FULLY DILUTED EARNINGS PER SHARE
  Net earnings...........................................   $ .32        $ .57        $1.85        $1.24
                                                            =====        =====        =====        =====
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